SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2006 (October 16, 2006)

Toys “R” Us, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way

Wayne, New Jersey 07470

(Address of principal executive offices)

Registrant’s telephone number, including area of service (973) 617-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On October 16, 2006, Richard L. Markee, who has served as the Vice Chairman of Toys “R” Us, Inc. (the “Company”) since May 2003, announced that he is leaving the full-time employment of the Company effective as of November 1, 2006, but will continue to provide consulting services to the Company through October 31, 2007.

The Company and Mr. Markee are parties to a Retention Agreement, dated as of November 1, 2004, as amended, as previously filed with the SEC (the “Retention Agreement”), which sets forth the terms of Mr. Markee’s employment with the Company. Pursuant to the Retention Agreement, Mr. Markee is not entitled to receive any severance payment or benefits upon his voluntary resignation of employment. However, in connection with Mr. Markee’s resignation, the Company and Mr. Markee entered into a letter agreement (the “Letter Agreement”), which provides that, in exchange for a release of claims from Mr. Markee and his agreement to a one-year non-competition covenant, the Company will pay Mr. Markee a pro-rata portion of his fiscal year 2006 incentive bonus, based in part on actual financial performance through the end of fiscal year 2006 and in part on his individual performance at the target level, but not to exceed $1,200,000 in the aggregate. In addition, Mr. Markee may elect to continue Company medical and dental benefits until his age 65, in which case the Company will reimburse him for a portion of the COBRA premiums for such coverage for the first 12 months, and Mr. Markee will be required to pay the full cost of such coverage after 12 months. In addition, the Company will continue to maintain Mr. Markee’s current life insurance coverage until November 1, 2007. Pursuant to its 2005 Management Equity Plan, Toys “R” Us Holdings, Inc. will repurchase at fair market value all of Mr. Markee’s outstanding stock awards and shares acquired upon option exercises.

In addition to the new non-competition agreement contained in the Letter Agreement, Mr. Markee is obligated to comply with certain restricted covenants related to non-solicitation of protected employees and protection of confidential information, as provided in the Retention Agreement.

The Company and Mr. Markee are parties to a Special Bonus and Option Agreement, dated as of July 22, 2005, as previously filed with the SEC (the “Special Agreement”). The Special Agreement provides that in the event Mr. Markee becomes entitled to receive any severance or other similar payments from the Company, such payments will be reduced by an aggregate amount of $1,000,000. Pursuant to the Letter Agreement, the Company has agreed to waive this off-set provision.

The Company and Mr. Markee will enter into a Consulting Agreement, to be effective as of November 1, 2006, whereby Mr. Markee will provide consulting services to the Company as requested by the Company for one year, in exchange for a consulting fee of $600,000 payable on or about May 1, 2007.

ITEM 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated by reference into this Item 1.02.

ITEM 8.01 Other Events.

On October 16, 2006, Toys “R” Us-Delaware, Inc. (“Toys-Delaware”), a wholly-owned direct subsidiary of Toys “R” Us, Inc. (the “Company”), and MAP 2005 Real Estate, LLC (“MAP”), a Delaware limited liability company of which the Company is the sole member (Toys-Delaware and MAP are collectively referred to herein as “Seller”), consummated part of the previously announced sale of its interest in 44 properties to Vornado Surplus 2006 Realty LLC, a Delaware limited liability company (the “Purchaser”), an affiliate of Vornado Realty Trust, an indirect equity owner of the Company and the Seller. The closing covered 37 properties for total gross proceeds of approximately $171 million (which included adjustments for the sale of an additional property sold to a third party in September 2006).

The sale of all or a portion of the remaining six properties which are part of the previously announced sale is expected to close by the end of the Company’s first fiscal quarter of 2007, subject to landlords’ consent, where applicable, and customary closing conditions. The Company previously reported the agreement to sell the properties to the Purchaser on Form 8-K, dated September 14, 2006.

Toys-Delaware intends to use the net proceeds from the sale of the properties of approximately $156 million to repay in part the asset sale facility in the principal aggregate amount of $200 million under that certain Credit Agreement, dated July 19, 2006. The Company intends to use the remaining amount of the net proceeds for general working capital purposes.

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Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOYS “R” US, INC.
(Registrant)

Date: October 17, 2006	By:	/s/ F. Clay Creasey, Jr.
	Name:	F. Clay Creasey, Jr.
	Title:	Executive Vice President –
Chief Financial Officer

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